UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2023

BridgeBio Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38959	84-1850815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3160 Porter Dr., Suite 250 Palo Alto, CA	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 391-9740

421 Kipling Street

Palo Alto, CA 94301

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BBIO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.	Results of Operations and Financial Condition.

On February 23, 2023, BridgeBio Pharma, Inc. reported recent business updates and its financial results for the fourth quarter and full year ended December 31, 2022. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2023, Richard H. Scheller, Ph.D. and Brenton L. Saunders each notified BridgeBio Pharma, Inc. (the “Company”), of his decision to resign as a member of the Board of Directors of the Company (the “Board”) effective as of February 21, 2023, and on or about March 6, 2023, respectively. Dr. Scheller’s and Mr. Saunders’ resignations were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Saunders will also be stepping down as chair of the Compensation Committee of the Board when he resigns.

On February 23, 2023, the Company announced that Frank McCormick, Ph.D., F.R.S., D.Sc. (Hon) has been appointed by the Board to serve as a director of the Company and fill the vacancy created by the resignation of Dr. Scheller.

Effective as of February 21, 2023, the Board appointed Dr. McCormick to the Board to fill the vacancy created by Dr. Scheller’s resignation. Dr. McCormick will serve as a Class I director of the Company, to hold office until the date of the annual meeting of stockholders during the year ending December 31, 2023 or until his earlier death, resignation or removal.

Pursuant to the Company’s Director Compensation Policy and under the 2021 Amended and Restated Stock Option and Incentive Plan, effective as of February 21, 2023, the Board granted to Dr. McCormick an option to purchase 158,814 shares of the Company’s common stock at an exercise price equal to $11.92, the closing market price per share of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The option will vest in three equal annual installments over a three-year period, subject to Dr. McCormick’s continued service on the Board.

Dr. McCormick has entered into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.4 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on June 25, 2019 and incorporated herein by reference.

Dr. McCormick, age 72, currently also serves as the Company’s Chairman of Oncology and has been in this position since April 2019. Dr. McCormick has held the positions of Director of the UCSF Helen Diller Family Comprehensive Cancer Center, a multidisciplinary research and medical care organization, and served as Associate Dean of the UCSF School of Medicine from 1997 to 2014. Prior to joining the UCSF faculty, Dr. McCormick pursued cancer-related work with several biotechnology firms, including Cetus Corporation as Director of Molecular Biology from 1981 to 1990 and Vice President of Research from 1990 to 1991, and Chiron Corporation as Vice President of Research from 1991 to 1992. In 1992, Dr. McCormick founded Onyx Pharmaceuticals and served as its Chief Scientific Officer until 1996. Dr. McCormick is a Fellow of the Royal Society, an institution dedicated to science, since 1996, a member of the National Academy of Sciences since 2014 and has served as President, 2012 to 2013, for the American Association for Cancer Research. Since 2013, Dr. McCormick has led the National Cancer Institute’s Ras Initiative at the Frederick National Laboratories for Cancer Research overseeing the national effort to develop therapies against Ras-driven cancers. Dr. McCormick received his B.Sc. in biochemistry from the University of Birmingham and his Ph.D. in biochemistry from the University of Cambridge and held postdoctoral fellowships in the U.S. at the State University of New York at Stony Brook and in London at the Imperial Cancer Research Fund.

The Company is party to a consulting agreement, effective as of January 1, 2021 (the “Effective Date”) with Dr. McCormick, as amended (the “Consulting Agreement”), pursuant to which Dr. McCormick provides consulting services to the Company regarding matters relating to oncology and pipeline development matters. The Consulting Agreement has a three-year term. Pursuant to the Consulting Agreement, the Company has agreed to pay Dr. McCormick a consulting fee at the annual rate of $500,000.

There are no arrangements or understandings between Dr. McCormick and any other persons pursuant to which Dr. McCormick was appointed as a member of the Board. There are also no family relationships between Dr. McCormick, on the one hand, and any director or executive officer of the Company or any other person nominated or chosen by the Company to become a director or executive officer, on the other, and other than the Consulting Agreement, he has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated February 23, 2023, furnished herewith

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BridgeBio Pharma, Inc.

Date: February 23, 2023	/s/ Brian C. Stephenson
Brian C. Stephenson
Chief Financial Officer